Exhibit 10.10
LAUREL SAVINGS BANK
AMENDED AND RESTATED GROUP TERM CARVE-OUT PLAN
     THIS AMENDED AND RESTATED PLAN (this “Plan”) is hereby made effective this 20th day of July 2006 (the “Effective Date”), by and between Laurel Savings Bank, a state-chartered savings bank located in Allison Park, Pennsylvania (the “Bank”), and the Participant (the “Participant”) selected to participate in this Plan, intending to be legally bound hereby.
INTRODUCTION
     The Bank and the Participant previously entered into a certain Group Term Carve-Out Plan effective as of January 1, 2004 (the “Prior Plan”). This Plan amends and restates the Prior Plan in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code.
     The Bank wishes to attract, retain and reward highly qualified management level employees. To further this objective, the Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating employees with the designated beneficiary of each insured participating employee. The Bank will pay the life insurance premiums from its general assets.
Article 1
General Definitions
     Whenever used in this Plan, the following words and phrases shall have the meanings specified:
     1.1 “Base Annual Salary” means the Participant’s basic annual salary as of each July 1st, exclusive of special payments such as bonuses or fees, but including any salary reductions made in accordance with Sections 125 or 401(k) of the Code.
     1.2 “Change in Control” means a change in the ownership of the Bank or the Corporation, a change in the effective control of the Bank or the Corporation or a change in the ownership of a substantial portion of the assets of the Bank or the Corporation as provided under Section 409A of the Code and the regulations thereunder.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended.
     1.4 “Corporation” means Laurel Capital Group, Inc.

     1.5 “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.
     1.6 “Insured” means the individual whose life is insured.
     1.7 “Insurer” means the insurance company issuing the life insurance policy on the life of the insured.
     1.8 “Normal Retirement Age” means the Participant’s attainment of age 70 and 1/2 .
     1.9 “Participant” means the employee who is designated by the Board of Trustees as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy pursuant to which he or she is the Insured.
     1.10 “Policy” or “Policies” means the individual insurance policy (or policies) adopted by the Board of Trustees for purposes of insuring a Participant’s life under this Plan.
     1.11 “Plan” means this instrument, including all amendments thereto.
     1.12 “Plan Year” means each consecutive twelve (12) month period commencing with the Effective Date of this Plan.
     1.13 “Separation from Service” means separation from service within the meaning of Section 409A of the Code and the regulations thereunder.
     1.14 “Termination of Employment” means a Separation from Service from the Bank for any reason, voluntary or involuntary, other than by reason of a leave of absence that is approved by the Bank. For purposes of this Plan, if there is a dispute over the employment status of the Participant or the date of the Participant’s Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute.
     1.15 “Vested Insurance Benefit” means the Bank will provide the Participant with continued insurance coverage from the date of vesting until death, subject to the forfeiture provisions detailed in Section 5.2 and Article 8. Article 5 sets forth the conditions to be satisfied in order for the Participant to achieve vested status.

Article 2
Participation
     2.1 Eligibility to Participate. The Board of Trustees in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.
     2.2 Participation. The eligible employee may participate in this Plan by executing an Election to Participate (Exhibit A hereto) and a Split Dollar Endorsement to the applicable Policy. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. A Participant’s participation is limited to only Policies where he or she is the Insured. Exhibit A hereto shall set forth the information about the Policy or Policies and maximum Participant benefit under the Plan.
     2.3 Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if one of the following events occur: (1) the Participant’s employment with the Bank is terminated prior to the Participant meeting any of the criteria for a Vested Insurance Benefit under Section 5.1 or (2) the Plan or any Participant’s rights under the Plan are terminated in accordance with Sections 5.2 or 12.1 of this Plan. In the event that the Bank decides to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy. The Bank may document the Participant’s termination from the Plan by indicating the date of termination on the Exhibit A related to such particular Participant. However, the Bank’s failure to make such notation on said Exhibit A shall not be deemed evidence of Participant’s continued participation in the Plan.
Article 3
Premium Payments
     The Bank shall pay all premiums due on all Policies under this Plan.
Article 4
Policy Ownership/Interests
     4.1 Bank Ownership. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and may terminate a Policy without the consent of the Participant, subject to Sections 4.2.2 and 6. With respect to each Policy, the Bank shall be the direct beneficiary of an amount of death proceeds equal to the greatest of: (1) the cash surrender value of the policy; (2) the aggregate premiums paid on the Policy by the Bank less any outstanding indebtedness to the Insurer; or (3) the amount in excess of the Participant’s interest specified in Section 4.2. If the Bank owns more than one Policy on a Participant, the Policies shall be aggregated with respect to item (3) of this Section.

     4.2 Participant’s Interest. Each Participant, or the Participant’s assignee to the extent permitted hereby, shall have the right to designate the beneficiary of the death proceeds of the Policy as specified in Sections 4.2.1 or 4.2.2, as applicable. The Participant shall also have the right to elect and change settlement options for the Participant’s interest by providing written notice to the Bank and the Insurer.
     4.2.1 Death Prior to Termination of Employment. If the Participant dies while employed by the Bank, the Participant’s beneficiary shall be entitled to a benefit equal to two times the deceased Participant’s Base Annual Salary at the date of death, but not in excess of the maximum benefit amount specified in Exhibit A.
     4.2.2 Death After Termination of Employment. If, pursuant to Article 5, a terminated Participant has a Vested Insurance Benefit at the date of death, the Participant’s beneficiary shall be entitled to a benefit equal to one times the Participant’s Base Annual Salary as of the July 1st immediately preceding his or her Termination of Employment. If the terminated Participant has not achieved a Vested Insurance Benefit, the Participant’s beneficiary will not be entitled to a benefit under this Plan.
Article 5
Vesting
     5.1 Vested Insurance Benefit. The Participant shall have a Vested Insurance Benefit equal to the amount specified in Section 4.2 at the earliest of the following events:
     5.1.1 Remaining in continuous employment with the Bank until age 70 and 1/2;
     5.1.2 Remaining in continuous employment with the Bank until the Participant’s age plus Years of Service, when combined, equals or exceeds 75 and 1/2;
     5.1.3 Termination of Employment due to Disability;
     5.1.4 Being employed by the Bank at the date a Change in Control occurs; or
     5.1.5 At the discretion of the Board of Trustees if there are other circumstances not addressed in Sections 5.1.1 through 5.1.4 of this Plan.
     5.2 Forfeiture of Benefit. Notwithstanding the provisions of Section 5.1, the Participant will forfeit his or her Vested Insurance Benefit if: (1) the Participant violates any of the provisions set forth in Article 8; (2) in the case of a Disabled Participant who became vested pursuant to Section 5.1.3, if such Participant becomes gainfully employed by an entity other than the Bank; or (3) the Participant provides written notice to the Bank declining further participation in the Plan.

Article 6
Imputed Income
     The Bank shall impute income to the Participant in an amount equal to the annual cost of current life insurance protection on the life of the Participant measured by the lesser of the Table 2001 rate set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling) or the Insurer’s current published premium rate for annually renewable term insurance for standard risks; provided that the Insurer’s current published premium rate meets the limitations set forth in Notice 2002-8 (or the corresponding applicable provision of any later Revenue Ruling.) The Bank will provide each Participant with an annual statement of the amount of income reportable by the Participant for federal and state income tax purposes as a result of such imputed income.
Article 7
Comparable Coverage
     7.1 Insurance Policies. The Bank may provide any benefit to a Participant through the Policies purchased at the commencement of this Plan or may provide comparable insurance coverage to the Participant through whatever means the Bank deems appropriate.
     7.2 Offer to Purchase. If the Bank determines to discontinue a Policy on a Participant, the Bank shall give the Participant an option to purchase such Policy. Such notice of intent to discontinue and offering the option to purchase shall be provided in writing at least thirty (30) days prior to the date such Policy shall be discontinued. The purchase price shall be the cash surrender value of the Policy.
Article 8
General Limitations
     8.1 Excess Parachute or Golden Parachute Payment. If the payments and benefits pursuant to this Plan, either alone or together with other payments and benefits which the Participant (other than a Participant listed in Exhibit B hereto) has the right to receive from the Bank or the Corporation, would constitute a “parachute payment” under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal banking agency has not given written consent to pay pursuant to 12 C.F.R. §359.4, the payments and benefits pursuant to this Plan shall be reduced by the amount, if any, which is the minimum necessary to result in (1) no portion of the payments and benefits under this Plan being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, and (2) no adverse consequence to the Bank under or pursuant to the aforementioned banking regulations (or any successors thereto). All benefits payable under this Plan shall also be subject to limitations or prohibitions imposed by subsequent changes or amendments to the cited laws and regulations except to the extent that any benefits payable under this Plan are grandfathered or otherwise exempt or excluded from the change or amendment. Notwithstanding anything to the contrary herein, the provisions of this Section 8.1 shall not be applicable to the Participants listed in Exhibit B hereto.
     8.2 Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Bank shall not pay any benefit under this Plan if the Bank terminates the Participant’s employment for cause. Termination of the Participant’s employment for “Cause” shall mean termination because of personal dishonesty by the Participant in the performance of his or her duties which results in demonstrable material injury to the Bank, willful misconduct by the Participant which remains uncured 15 days following the giving of written notice thereof to the Participant, breach by the Participant of a fiduciary duty to the Bank involving personal profit, intentional failure to perform stated duties following the giving of written notice thereof to the Participant, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Plan. For purposes of this paragraph, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Bank.
     8.3 Removal. Notwithstanding any provision of this Plan to the contrary, the benefit provided under this Plan shall be forfeited if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).
     8.4 Competition after Termination of Employment. The Participant shall forfeit his or her right to any further benefits if the Participant, without the prior written consent of the Bank, violates any one of the following described restrictive covenants.
     8.4.1 Non-compete Provision. The Participant shall not, for a period of 12 months following Termination of Employment, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, trustee, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of five percent (5%) or less in the stock of a publicly traded company):
(i)	become employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Participant’s responsibilities will include providing banking or other financial services within the twenty-five (25) miles of the main office maintained by the Bank as of the date of the termination of the Participant’s employment;

(ii)	participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Participant’s employment;

(iii)	sell, offer to sell, provide banking or other financial services, assist any other person in selling or providing banking or other financial services, or solicit or otherwise compete for, either directly or indirectly, any orders, contracts, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as “Services”), to or from any person or entity from whom the Participant or the Bank, to the knowledge of the Participant, provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three year period immediately prior to the termination of the Participant’s employment; or

(iv)	divulge, disclose, or communicate to others in any manner whatsoever, any nonpublic confidential information of the Corporation or the Bank or any of its subsidiaries, including, but not limited to, the names and addresses of customers or prospective customers of the Bank or any of its subsidiaries, as they may have existed from time to time, work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank or any of its subsidiaries, earnings or other information concerning the Corporation or the Bank or any of its subsidiaries. The restrictions contained in this subparagraph (iv) apply to all nonpublic confidential information regarding the Corporation or the Bank, regardless of the source who provided or compiled such information. Notwithstanding anything to the contrary, the restriction set forth in this paragraph shall not apply to any information that becomes known to the general public from sources other than the Participant.
     8.4.2 Judicial Remedies. In the event of a breach or threatened breach by the Participant of any provision of these restrictions, the Participant recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of this Plan, the Participant consents to the Bank’s entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Participant from further breaching any of his or her obligations set forth herein. The Participant expressly waives any requirement, based on any statute, rule of procedure, or other source, that the Bank post a bond as a condition of obtaining any of the above-described remedies. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Participant. The Participant expressly acknowledges and agrees that: (i) the restrictions set forth in Section 8.4.1 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in Section 8.4.1 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 8.4.1 hereof will not be materially adverse to the Participant’s employment with the Bank, and (iv) his or her agreement to observe such restrictions forms a material part of the consideration for this Plan and the Bank’s determination to allow Participant to participate in the Plan.
     8.4.3 Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Plan is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.
     8.4.4 Change in Control. The non-compete provision detailed in Section 8.4.1 hereof shall not be enforceable following a Change in Control.
     8.5 Suicide or Misstatement. No benefits shall be payable if the Participant commits suicide within two years after the effective date of the Participant’s participation in this Plan, or if the insurance company denies coverage for material misstatements of fact made by the Participant on any application for life insurance purchased by the Bank or for any other reason. The Bank shall have no liability to the Participant for any denial of coverage by the insurance company.
     8.6 Severability. A determination that any provision of this Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.
Article 9
Assignment
     A Participant may not assign any or all interests in his or her Policy and in this Plan to any person, entity or trust except, notwithstanding the foregoing, the Participant may assign all interests in his or her Policy and this Plan to an irrevocable insurance trust created by the Participant. In the event a Participant shall transfer all of his or her interest in the Policy pursuant to the foregoing exception, then all of that Participant’s interest in his or her Policy and in this Plan shall be vested in his or her transferee, subject to such transferee executing agreements binding them to the provisions of this Plan, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan
Article 10
Insurer
     The Insurer shall be bound only by the terms of its corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that particular Policy. The Insurer shall not be bound by the provisions of this Plan, except to the extent of any endorsement filed with the Insurer. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 11
Claims Procedure
     11.1 Claims Procedure. A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:
     11.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.
     11.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     11.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     11.1.3.1 The specific reasons for the denial;
     11.1.3.2 A reference to the specific provisions of the Plan on which the denial is based;
     11.1.3.3 A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
     11.1.3.4 An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and
     11.1.3.5 A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
     11.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:
     11.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.
     11.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     11.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     11.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.
     11.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. If the decision is a denial, the notification shall set forth:
     11.2.5.1 The specific reasons for the denial;
     11.2.5.2 A reference to the specific provisions of the Plan on which the denial is based;
     11.2.5.3 A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
     11.2.5.4 A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
Article 12
Amendment or Termination of Plan
     12.1 Non-Vested Insurance Benefit. Unless a Participant has a Vested Insurance Benefit pursuant to Section 5.1, the Employers may amend or terminate the Plan at any time, or may amend or terminate a Participant’s rights under the Plan at any time prior to a Participant’s death by written notice to the Participant, except as set forth below. Notwithstanding anything in this Plan to the contrary, the Bank may amend in good faith any terms of this Plan, including retroactively, in order to comply with Section 409A of the Code. In no event shall the Corporation or the Bank be liable for any taxes or interest penalties incurred by a Participant under Section 409A of the Code.

     12.2 Vested Insurance Benefit. If a Participant has a Vested Insurance Benefit, the Employers may amend or terminate the Plan for that Participant only if: (1) continuation of the Plan would cause significant financial harm to the Employers, and (2) the Participant agrees in writing to such action.
Article 13
Miscellaneous
     13.1 Binding Effect. This Plan shall bind the Participant and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.
     13.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to terminate the Participant’s employment. It also neither requires the Participant to remain in employment with the Bank nor interferes with the Participant’s right to terminate his or her employment with the Bank at any time.
     13.3 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.
     13.4 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.
     13.5 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor company.
     13.6 Unfunded Arrangement. The Participant and beneficiary thereof are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Participant’s life is a general asset of the Bank to which the Participant and beneficiary have no preferred or secured claim.
     13.7 Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.
     13.8 Administrator. The Bank shall be the administrator of this Plan. The Bank may delegate to others certain aspects of the management and operational responsibilities including the service of advisors and the delegation of ministerial duties to qualified individuals.

     13.9 Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:
     13.9.1 Interpreting the provisions of the Plan;
     13.9.2 Establishing and revising the method of accounting for the Plan;
     13.9.3 Maintaining a record of benefit payments;
     13.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Plan; and
     13.9.5 Delegate any of the foregoing powers to any person or persons or committee or committees.
     13.10 Right of Offset. The Bank shall have the right to offset the benefits against any unpaid obligation the Participant may have with the Bank.
     13.11 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.
     IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

ATTEST:	LAUREL SAVINGS BANK:

/s/ John A. Howard	By	/s/ Edwin R. Maus

	Title	President and Chief Executive Officer

     BY EXECUTION HEREOF, Laurel Capital Group, Inc. consents to and agrees to be bound by the terms and conditions of this Plan document.

ATTEST:	LAUREL CAPITAL GROUP, INC.:

/s/ John A. Howard	By	/s/ Edwin R. Maus

	Title	President and Chief Executive Officer

EXHIBIT A
LAUREL SAVINGS BANK
GROUP TERM CARVE-OUT PLAN
ELECTION TO PARTICIPATE
     I,                                                             , an eligible employee as determined in Section 2.1 of the Laurel Savings Bank Group Term Carve-Out Plan (the “Plan”) originally dated January 1, 2004, as subsequently amended and restated, hereby elect to become a Participant of the Plan in accordance with Section 2.2 of the Plan. Additionally, I acknowledge that I have read the Plan document and agree to be bound by its terms.
     Executed this                      day of                                         , 200_.

Witness	Participant
POLICY DATA

Maximum
Participant
Insurer(s)	Policy Number(s)	Benefit

EXHIBIT B
Participants not subject to the provisions of Section 8.1 of the Plan:
John A. Howard
Edwin R. Maus

SPLIT DOLLAR POLICY ENDORSEMENT TO
LAUREL SAVINGS BANK GROUP TERM CARVE-OUT PLAN
ATTACHED TO POLICY NUMBER
ON THE LIFE OF [Insured]
     The undersigned Owner requests that the above-referenced policy issued by                                                             (“Insurer”) shall provide for the following beneficiary designation and limited contract ownership rights to the Insured:
     1. Upon the death of the insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, to the extent of its interest in the policy. It is hereby provided that the Insurer may rely solely upon a statement from the Owner as to the amount of proceeds it is entitled to receive under this paragraph.
     2. Any proceeds at the death of the Insured in excess of the amount paid under the provisions of the preceding paragraph shall be paid in lump sum to each of the named beneficiaries based on the percentage thereof to be provided thereto.

PRIMARY BENEFICIARIES, RELATIONSHIP/SOCIAL SECURITY NUMBER/PERCENTAGE

CONTINGENT BENEFICIARIES, RELATIONSHIP/SOCIAL SECURITY NUMBER/PERCENTAGE
The exclusive right to change the beneficiary for the proceeds payable under this paragraph, to elect any optional method of settlement for the proceeds paid under this paragraph which are available under the terms of the policy and to assign all rights and interests granted under this paragraph are hereby granted to the Insured. The sole signature of the Insured shall be sufficient to exercise said rights. The Owner retains all contract rights not granted to the Insured under this paragraph.
     3. It is agreed by the undersigned that this designation and limited assignment of rights shall be subject in all respects to the contractual terms of the policy.
     4. Any payment directed by the Owner under this endorsement shall be a full discharge of the Insurer, and such discharge shall be binding on all parties claiming any interest under the policy.
The undersigned for the Owner is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

     This endorsement rescinds and supercedes any/all prior endorsements for this policy and is effective as of January 1, 2004.

INSURED:	LAUREL SAVINGS BANK:

By:
Insured	Title :